UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

              Date of Report:  January 12, 2004



                      FARMER BROS. CO.



    California                 0-1375              95-0725980
State of Incorporation  Commission File Number  Federal ID Number


20333 South Normandie Avenue, Torrance, California   90502
Address of principal executive offices


(310) 787-5200
Registrant's telephone number





Item 5.  Other Events.

The following press release was provided to the major services today:



Farmer Bros. ESOP Completes Purchase of 124,939 Shares

TORRANCE, CALIF. - (BUSINESS WIRE) - January 12, 2003 - Farmer Bros. Co. (NASDAQ:FARM) said its Employee Stock Ownership Plan has completed its purchase of 124,939 shares of the Company's stock, bringing the ESOP's holdings to 300,000 shares or 18.7% of the Company's shares outstanding.

"Employees now have a significant and independent say in the future of their Company," said Roy E. Farmer, chief executive officer. "We have achieved the 300,000-share goal we set in 2000 when we created the ESOP. This provides our employees with a clear and tangible interest in the long-term success of Farmer Brothers that parallels the interests of our many loyal, long-term shareholders. All shareholders should applaud this action."

There have been approximately 25,500 shares allocated through the ESOP to more than 1,100 employees since its inception in 2000. The independent trustee for the ESOP will vote the entire 300,000 shares using "pass through" voting. Employees will vote their allocated shares and the bank trustee will vote the shares not yet allocated to employees in the same manner and proportion as those voted by the employees.

The Company initially acquired the 124,939 shares for the ESOP for approximately $250 per share as part of the December 24, 2003 purchase of 443,844 shares from the Crowe family and trusts for $110.96 million. The ESOP acquired these shares for $250 a share with a $31.2-million loan from the Company. To repay this loan, the ESOP will use future dividends and Company contributions to the plan.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry.
The company's signature trucks and vans bearing the "Consistently Good" logo are seen throughout Farmer Brothers' 28-state service area. Farmer Brothers has paid a dividend for 50 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown from $18 in 1980 to over $300 a share today. The company's common stock is traded on the NASDAQ National Market System under the symbol "FARM."








Contact:

Jim Lucas
The Abernathy MacGregor Group
(213) 630-6550